EXHIBIT 99.1

InSite Vision Reports 4th Quarter and Fiscal 2006 Financial Results
For Immediate Release - ISV - 05

ALAMEDA, Calif. (March 14, 2007) --(BUSINESS WIRE)--InSite Vision Incorporated (AMEX:ISV) -- an ophthalmic therapeutics, diagnostics and drug delivery company, today reported financial results for the three months and full year ended December 31, 2006.

Net loss for the fourth quarter of 2006 was $2.8 million, or $0.03 per share, including non-cash stock compensation expenses of $220,000 mainly related to the adoption of FAS 123R, compared with a net loss of $4.1 million, or $0.05 per share, for the fourth quarter of 2005 which did not include FAS 123R expenses. For the year ended December 31, 2006, the Company’s net loss was $16.6 million, or $0.19 per share, compared with a net loss of $15.2 million, or $0.21 per share, for the year ended December 31, 2005.

Research and development (R&D) expenses decreased to $1.2 million for the fourth quarter of 2006 compared with $3.1 million for the fourth quarter of 2005. The decrease was attributed to the completion of the AzaSite™ Phase 3 clinical trials, one in the fourth quarter of 2005 and the second in the first quarter of 2006. R&D expenses for the year ended December 31, 2006 decreased to $8.9 million, compared with $10.7 million for the year ended December 31, 2005.

Selling, general and administrative (SG&A) expenses increased to $1.4 million in the fourth quarter of 2006 from $1.0 million in the fourth quarter of 2005. SG&A expenses for the year ended December 31, 2006 increased to $6.2 million, compared with $4.5 million for the year ended December 31, 2005.

InSite Vision had cash and cash equivalents of $1.0 million at December 31, 2006, compared with cash and cash equivalents of $4.0 million at December 31, 2005.

S. Kumar Chandrasekaran, Ph.D., InSite Vision's chief executive officer stated, “Throughout 2006, everyone at InSite Vision worked diligently to ensure that AzaSite is well positioned for commercialization in 2007. Our recently announced licensing agreement with Inspire Pharmaceuticals has brought us much closer to achieving this goal. Following FDA approval, we expect AzaSite to be commecrially launched this year. With respect to our broader franchise, we also announced our top-line Phase 1 clinical trial results for AzaSite Plus™ and our current expectation is to pursue extended clinical trials in a timely manner.”

Recent Company Developments

On February 13, 2007, InSite reported top-line results from the Phase 1 (safety) clinical study of AzaSite Plus (ISV-502), a combination antibiotic /corticosteroid product formulated in DuraSite®. The trial enrolled 46 subjects with ages ranging from 19 to 67 years. Trial participants received eye drops of either placebo or AzaSite Plus two times daily for 14 days. Demographic characteristics were evenly distributed across treatment groups. Preliminary safety data showed that AzaSite Plus was well tolerated. No serious adverse events were reported. Treatment-related ocular adverse events were minimal in frequency and equivalent between the two groups. There were no significant differences in intraocular pressure between the AzaSite Plus group and placebo group after 14 days of treatment. AzaSite Plus, the next product in the AzaSite product franchise, combines azithromycin and dexamethasone in DuraSite which is InSite Vision's drug delivery system for topical ophthalmic indications. It provides the broad anti-bacterial coverage of InSite Vision's AzaSite product (for which an NDA has been filed). InSite Vision believes that AzaSite Plus will be indicated for ophthalmic conditions, such as blepharitis, in which simultaneous antimicrobial and anti-inflammatory treatments are required. Both AzaSite and AzaSite Plus achieve high tissue levels of drugs with reduced dosing frequency when compared with currently available forms of treatment.

On February 15, 2007, InSite Vision announced that it had entered into a worldwide, exclusive royalty bearing licensing agreement with Pfizer Inc. (NYSE:PFE) under Pfizer's Patent family titled "Method of Treating Eye Infections with Azithromycin". Pfizer's granting of this license will enhance the position and marketability of InSite's AzaSite franchise.

On February 16, 2007, InSite Vision announced the signing of a licensing agreement with Inspire Pharmaceuticals (NASDAQ:ISPH) for the United States and Canada. The agreement provides for the commercialization by Inspire of AzaSite (1% azithromycin), InSite's topical anti-infective product currently under NDA review by the FDA for the treatment of bacterial conjunctivitis. Per the agreement, Inspire Pharmaceuticals paid InSite Vision an upfront license fee of $13 million and has agreed to pay an additional $19 million milestone payment on regulatory approval by the FDA. Inspire will also pay a royalty rate of 20% on net sales of AzaSite in the U.S. and Canada in the first two years of commercialization and 25% thereafter, subject to certain minimums and reduction upon certain events.

InSite Vision used $7.3 million of the upfront license fee to repay in full all principal and interest due under its senior secured notes issued in December 2005 and January 2006.

Conference Call

Kumar Chandrasekaran, PhD, Chief Executive Officer, and Sandra Heine, Vice President, Finance and Administration, will host a financial community conference call beginning at 4:30 p.m. EST on Wednesday, March 14, 2007 to discuss these results.

Individuals interested in listening to the conference call may do so by dialing (877) 407-0778 for domestic callers and (201) 689-8565 for international callers. A telephone replay will be available for 48 hours following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will have to enter the account number 286 and conference ID 234298.

The live conference call will also be webcast and available on the Internet at www.InvestorCalendar.com as well as the Company's website at www.insitevision.com. A recording of the call will be available for 90 days following its completion of the conference call. In addition, this earnings release will be posted to the Company’s web site and furnished to the Securities and Exchange Commission on a Form 8-K prior to the conference call described above.

About InSite Vision Incorporated

InSite Vision is an ophthalmic company primarily focused on developing therapies that treat ocular infections, glaucoma and retinal diseases. InSite Vision's lead product is AzaSite, a topical anti-infective which targets infections of the eye. AzaSite contains the drug azithromycin, a broad-spectrum antibiotic formulated with DuraSite, InSite Vision's patented drug-delivery vehicle, which offers the benefit of a less frequent dosing regimen which is attractive to both the eye-care patient and physician.

Pending the approval of its NDA with the FDA, InSite Vision currently expects AzaSite to be commercially launched in the United States in the second half of 2007. Inspire Pharmaceuticals (NASDAQ:ISPH) has the responsibility to commercialize AzaSite in the U.S. and Canada in accordance with the parties’ recently completed license agreement. Additional commercial partnerships will be pursued during 2007 to address AzaSite market opportunities outside the U.S. and Canada, consistent with InSite's objective of expanding this technology platform to include additional product candidates and indications for the worldwide market.

In the glaucoma area, InSite Vision continues to focus genomic research on the TIGR gene, among other genes in its genomic portfolio. A portion of this research has been incorporated into InSite Vision's commercially available OcuGene(R) glaucoma genetic test for disease management, which is a prognostic tool designed to detect a genetic marker (mt-1) in the promoter region of the glaucoma-related TIGR gene.

Additional information can be found at our website, www.insitevision.com.

This news release contains certain statements of a forward-looking nature relating to future events, such as the Company’s ability to obtain FDA approval of its AzaSite NDA and the timing thereof, the anticipated commercialization of AzaSite and its other product candidates, including the timing of same, the Company’s plans to seek corporate collaborations to expand AzaSite outside the U.S. and Canada and build on its AzaSite technology platform, the potential indications and benefits of the Company’s AzaSite Plus product candidate, the Company’s plans for conducting clinical trials for AzaSite Plus and obtaining regulatory approval and the timing of same. Such statements entail a number of risks and uncertainties, including but not limited to: InSite Vision’s ability to obtain substantial additional funding to continue its operations; the results of InSite Vision's clinical trials for AzaSite Plus and other product candidates; the ability to obtain FDA approval of its AzaSite NDA from the FDA for the commercialization of AzaSite and its other product candidates; the ability of InSite Vision to enter into a corporate collaboration for AzaSite outside the U.S. and Canada and with respect to its other product candidates; the ability to launch AzaSite and the timing of such a launch; InSite Vision's ability to expand its technology platform to include additional indications; the effects of its expense control activities on its operations and product development; its ability to obtain regulatory approval and market acceptance of its products and product candidates, including its OcuGene glaucoma genetic test, AzaSite, AzaSite Plus, ISV-205 and ISV-014; InSite Vision's ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite and ISV-205; its reliance on third parties, including Inspire, for the development, marketing and sale of its products; the initiation and results of preclinical and clinical studies; and its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others; determinations by the FDA, including those with respect to OcuGene, AzaSite, AzaSite Plus and ISV-205. Reference is made to the discussion of these and other risk factors detailed in InSite Vision's filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

Note to Editors: OcuGene(R) is written with a "small cap" G; if doing so is not possible, please use an upper case G. InSite Vision Incorporated, InSite Vision, DuraSite(R) and OcuGene(R) are trademarks of InSite Vision Incorporated. Other trademarks that may be mentioned in this release are the intellectual property of their respective owners.

Investor Contact:
Ashton Partners
Barry Hutton
888-857-7839
www.ashtonpartners.com

InSite Vision Incorporated
Condensed Consolidated Statements of Operations
For the Three Months and Year Ended December 31, 2006 and 2005
(in thousands, except per share amounts; unaudited)

	Three months ended		Year ended
	December 31,		December 31,
	2006	2005	2006	2005
Revenues, net	$-	$1	$2	$4
Cost of revenue	2	3	28	14
Operating expenses:
Research and development	1,239	3,099	8,890	10,690
Selling, general and administrative	1,385	970	6,182	4,510
Total	2,624	4,069	15,072	15,200
Loss from operations	(2,626)	(4,071)	(15,098)	(15,210)
Interest (expense) and other income, net	(198)	(1)	(1,513)	(5)
Net loss	$(2,824)	$(4,072)	$(16,611)	$(15,215)

Net loss per share, basic and diluted	$(0.03)	$(0.05)	$(0.19)	$(0.21)
Shares used to calculate net loss per share, basic and diluted	92,868	79,092	88,339	72,647

Condensed Consolidated Balance Sheets
At December 31, 2006 and 2005
(in thousands; unaudited)

	December 31,
	2006	2005
Assets:
Cash and cash equivalents	$986	$4,027
Prepaid expenses and other assets	870	173
Deferred debt issuance cost	22	614
Property and equipment, net	561	265
Total assets	$2,439	$5,079

Liabilities and stockholders' deficit:
Accounts payable and accrued expenses	$2,114	$3,549
Short-term notes payable	6,566	4,075
Capital lease obligation	61	-
Stockholders' deficit	(6,302)	(2,545)
Total liabilities and stockholders' deficit	$2,439	$5,079